EXHIBIT 99.1

Sharps Compliance Reports Positive Net Income on 34.7% Increase in Revenue in the Second Quarter of Fiscal 2012

  Second quarter revenue reached $6.2 million compared with $4.6 million in the prior-year period
  Billings grew 43.4% on solid growth in key Retail, Professional and Pharmaceutical targeted markets (excludes government maintenance contract)
  Achieved slightly positive net income with 34.6% gross margin and EBITDA of
  $0.3 million
  Solid balance sheet with a cash balance of $18.3 million, working capital of $20.3 million and no debt as of December 31, 2011

HOUSTON, Jan. 24, 2012 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective solutions designed for the proper management of medical waste, used healthcare materials and unused dispensed medications, today reported $6.2 million in revenue for the second quarter of fiscal year 2012 ended December 31, 2011, up $1.6 million, or 34.7%, over revenue in the fiscal 2011 second quarter of $4.6 million. Customer billings, which the Company believes to be an appropriate measure of performance and progress of the business, increased 47.8%, or $1.9 million, to $6.0 million in the second quarter of fiscal 2012 from $4.1 million in the corresponding period of the prior fiscal year. Excluding the government maintenance contract, billings for the quarter were up 43.4% primarily as a result of strong growth in Sharps' key targeted markets. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.) The Company announced on January 17, 2012 that it had received notice that the third option year (beginning February 1, 2012) for the maintenance of its Medical Waste Management System™ supporting the Division of Strategic National Stockpile was not being exercised.

Net income for the fiscal 2012 second quarter was $28 thousand, or basically breakeven, when compared with a net loss of $0.8 million, or $0.05 per diluted share, in the prior-year period.

David P. Tusa, President and CEO of Sharps Compliance, commented, "Our 43.4% growth in core billings this quarter demonstrates the success we are achieving in our targeted Retail, Pharmaceutical Manufacturer and Professional markets. We believe wins in these markets are a result of our comprehensive recognition of our customers' needs and our ability to address those needs with innovative solutions. For example, we have shown measurable success in the Retail pharmacy market as that industry drives toward providing more healthcare services to its customers and improved patient interaction. We serve the majority of the leading retail pharmacies throughout the U.S. and believe our innovative solutions not only help them to succeed, but also address the growing needs of their customers while reducing costs. We are gaining greater traction as well in the Pharmaceutical Manufacturer market with our Patient Support Programs while developing a broader following in the Professional market with our convenient and low-cost alternative to the traditional medical waste pick-up service."

Retail, Pharmaceutical and Professional market penetration progresses well

Sales to the Pharmaceutical Manufacturer market were up $662 thousand in the second quarter of fiscal 2012 to $0.7 million. The drivers of the increase were a combination of resupply orders for existing Patient Support Programs and the launch during the quarter of one of three new programs. The Patient Support Programs are designed to improve patient interaction and drug compliance as well as to protect the patient, their family and community from the dangers of accidental needle sticks. Sales to the Pharmaceutical Manufacturer market can fluctuate measurably from quarter to quarter due to the variability in timing of orders associated with Patient Support Programs. Trailing twelve month billings as of December 31, 2011 were $1.1 million compared to $0.6 million in the similar prior period.

Retail market billings for the second quarter of fiscal 2012 increased 69.0%, or $0.5 million, to $1.3 million in the quarter driven by a strong flu season for the retail pharmacies. The percentage of flu and other injections administered in the retail pharmacy setting continues to grow as retailers are moving aggressively to provide more health care services to their customers.

Professional market billings grew $201 thousand, or 38.7%, to $720 thousand in the quarter. The growth in the Professional market was a direct result of the Company's targeted telemarketing and web-based promotional activities to educate doctors, dentists and veterinarians on the significant cost advantage and convenience of its solutions over the traditional and costly pick-up service. The Company's inside and online sales initiative contributed $559 thousand in Professional market billings in the fiscal 2012 second quarter compared with $237 thousand for the prior year quarter.

Second quarter Home Health Care billings were $1.7 million, up 6.0% over the prior year period primarily due to improved sales by home health care related distributors addressing the growing trend of patient volumes in the home health care industry.

Core government billings for the second quarter of fiscal 2012, which excludes the government maintenance contract, increased $21 thousand to $90 thousand. U.S. Government Contract billings for the second quarter of fiscal 2012 increased $342 thousand to $722 thousand. The Company announced on January 17, 2012, that the U.S. Government's maintenance contract will not be renewed for the third option year, beginning February 1, 2012. The U.S. Government's maintenance contract was associated with our Medical Waste Management System™ for the Division of Strategic National Stockpile, a rapid deployment system designed to collect, store, transport and treat medical waste generated in an emergency setting. The Company has been providing the maintenance services at a rate of about $0.7 million per quarter.

Mr. Tusa noted, "While we are disappointed with the non-renewal of the U. S. Government maintenance contract for our Medical Waste Management System™, we expect the growth we are realizing in our targeted Retail, Professional and Pharmaceutical markets will be able to replace the lost revenue. Although timing of government opportunities is always difficult to predict, we continue to be encouraged that the Veterans' Administration program, which concluded its pilot stage around the end of fiscal year 2011, remains a viable opportunity that may be rolled out across the country."

Reallocated resources drive results

By channel, higher direct sales of $1.1 million primarily reflect the sales to Pharmaceutical manufacturers, while the inside and online sales effort grew 135.9% compared with the prior year period to $0.6 million as the Company focuses on marketing through trade shows, innovative promotional campaigns, its website and continuous follow-through from the inside sales group.

Gross margin was 34.6% in the second quarter of fiscal 2012 compared with 26.6% in the prior-year period. Gross margin expansion of 800 basis points was primarily due to the leverage inherent in the business with increased sales volume. Selling, general and administrative (SG&A) expense was $2.0 million for the second quarter of fiscal 2012, a decrease of $0.3 million, or 14.6%, from the $2.3 million reported in the second quarter of fiscal 2011 as the Company tightened SG&A spending and realigned and refocused its sales and marketing activities driving greater success with fewer resources.

Operating income for the second quarter of fiscal 2012 was $34 thousand compared with an operating loss of $1.2 million for the second quarter of fiscal 2011.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, improved measurably to $0.3 million in the second quarter of fiscal 2012 from an EBITDA loss of $1.0 million in the same period of the prior fiscal year. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release.)

Liquidity and balance sheet strength

Cash and cash equivalents of $18.3 million was relatively unchanged at December 31, 2011 compared with June 30, 2011, as was working capital of $20.3 million at December 31, 2011 compared with the fiscal 2011 year-end level of $20.2 million. At December 31, 2011, stockholders' equity and total assets were $26.0 million and $30.8 million, respectively, compared with $25.9 million and $30.6 million, respectively, at June 30, 2011.

Innovative products and services and new approaches to marketing drive future growth potential

Mr. Tusa noted, "We are extremely encouraged with the strong results we reported for the quarter. Excluding the government contract, we generated $5.5 million in revenue which was up about 30% over the prior year period. Our new website that was launched last summer continues to draw new sales and the consistent follow through from our inside sales group increases our success rate. The strength of our penetration into the retail pharmacy market coupled with the receptivity of our new solution offerings provides continued growth opportunities for us. We are realizing very strong interest in sponsor-subsidized programs for our Complete Needle™ system which provides safe, convenient means of disposal of used needles and syringes for those that require self-injectable medications for their health and well-being and the TakeAway Environmental Return System™ for properly disposing of dispensed, unused non-controlled medications. Successful sponsorship programs could significantly increase the sales of these two solution offerings over the next twelve months."

First half fiscal 2012 review

For the six months ended December 31, 2011, revenue was up 21% to $12.0 million compared with $9.8 million during the prior-year period.  Year-to-date customer billings were $11.9 million in fiscal 2012 and $9.8 million in fiscal 2011, an increase of 21.2%. In the first half of fiscal 2012, Professional billings increased 43.5% to $1.4 million over the first half of fiscal 2011, as a result of the inside and online sales initiative described previously. Pharmaceutical billings increased $0.8 million to $1.0 million over the first half of fiscal 2011, as a result of renewals from standing Patient Support Programs and new programs that were initiated with new customers. For the fiscal 2012 year-to-date period, Retail billings were $3.0 million compared with $2.7 million for the prior-year period reflecting the impact of the Complete Needle program initiated with the nation's leading retail pharmacy and a strong flu shot season. Billings for the Home Health Care market decreased $148 thousand, or 4.0%, to $3.5 million in the first six months of fiscal 2012 compared with the prior year period, mostly due to timing of distributor orders.  For the first six months of fiscal 2012, core Government billings decreased $74 thousand to $215 thousand.

For the fiscal 2012 year-to-date period, gross margin expanded to 33.2% compared with 30.9% in the same period of the prior fiscal year from leverage gained on higher volume. For the six months ended December 31, 2011, SG&A expense was $4.2 million compared with $4.7 million for the corresponding period of the prior year, a decrease of $0.5 million, or 10.8%.  The Company has successfully tightened SG&A expenditures, reallocated resources over the last year and refined its targeted sales and marketing initiatives. Operating loss for the six months ended December 31, 2011 improved to $0.5 million compared with operating loss of $2.4 million in the same period the prior fiscal year.

EBITDA for the first six months of fiscal 2012 was $70 thousand compared with an EBITDA loss of $1.9 million in the prior year period.

Net loss was $297 thousand, or $0.02 per diluted share, for the six months ended December 31, 2011, a measurable improvement from the net loss of $1.6 million, or $0.11 per diluted share, in the corresponding period of the prior fiscal year. Included in the fiscal 2011 year-to-date period was a $0.6 million, or $0.02 per diluted share, special charge related to the retirement of the Company's former CEO.

Second Quarter Fiscal Year 2012 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialling (201) 689-8560. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. ET Tuesday, January 31, 2012. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 386658. A transcript will also be posted to Sharps' website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications.  Its strategy is to capture a large part of the estimated $3.8 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large health care settings by targeting the major agencies that are interrelated with this medical waste stream; including the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its TakeAway System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.  The Complete Needle™ Collection & Disposal System is a safe, easy-to-use and cost-effective solution designed for self-injecting consumers and includes the Company's containment, packaging, return shipping via the U.S. Postal Service, tracking and treatment.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings and EBITDA information. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	(Unaudited)			(Unaudited)
	2011	2010	% Change	2011	2010	% Change

Revenue	$ 6,212	$ 4,611	34.7%	$ 11,955	$ 9,844	21.4%

Cost of revenue	4,065	3,385	20.1%	7,989	6,806	17.4%
Gross profit	2,147	1,226	75.1%	3,966	3,038	30.5%
Gross margin	34.6%	26.6%		33.2%	30.9%
SG&A expense	1,997	2,339	(14.6%)	4,207	4,714	(10.8%)
Special charge	--	--	100.0%	--	570	(100.0%)
Depreciation and amortization	116	87	33.3%	223	176	26.7%

Operating income (loss)	34	(1,200)		(464)	(2,422)
Operating margin	0.5%	(26.0%)		(3.9%)	(24.6%)
Other income	9	15		6	28

Income (loss) before income taxes	$ 43	$ (1,185)		$ (458)	$ (2,394)
Income tax expense (benefit)	15	(378)		(161)	(790)
Net income (loss)	$ 28	$ (807)		$ (297)	$ (1,604)

Net income (loss) per share
Basic	$ 0.00	$ (0.05)		$ (0.02)	$ (0.11)
Diluted	$ 0.00	$ (0.05)		$ (0.02)	$ (0.11)

Weighted Average Shares Outstanding
Basic	15,077	14,920		15,071	14,914
Diluted	15,404	14,920		15,071	14,914

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2011	June 30, 2011
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 18,343	$ 18,280
Accounts receivable, net	2,600	3,065
Inventory	2,483	1,770
Prepaid and other current assets	917	857
Deferred income taxes	233	203
Total current assets	24,576	24,175
Property, plant and equipment, net	4,993	5,350
Deferred income taxes, non-current	890	748
Intangible assets, net	376	325
Total assets	$ 30,835	$ 30,598

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,193	$ 965
Accrued liabilities	1,331	1,260
Deferred revenue	1,773	1,724
Total current liabilities	4,297	3,949
Long-term deferred revenue	329	401
Other liabilities	240	383
Total liabilities	4,866	4,733
Stockholders' equity:
Total stockholders' equity	25,969	25,865
Total liabilities and stockholders' equity	$ 30,835	$ 30,598

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended December 31,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,740	29.1%	$ 1,642	$ 98	6.0%
Retail	1,303	21.8%	771	532	69.0%
U.S. Government Contract	722	12.1%	380	342	90.0%
Core Government	90	1.5%	69	21	30.4%
Professional	720	12.0%	519	201	38.7%
Pharmaceutical	709	11.8%	47	662	1408.5%
Assisted Living/ Hospitality	269	4.5%	293	(24)	(8.2%)
Other	434	7.2%	331	103	31.1%
Subtotal	5,987	100.0%	4,052	1,935	47.8%
GAAP Adjustment *	225		559	(334)	(59.7%)
Revenue Reported	6,212		4,611	1,601	34.7%

	Six-Months Ended December 31,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 3,507	29.6%	$ 3,655	$ (148)	(4.0%)
Retail	3,026	25.5%	2,663	363	13.6%
U.S. Government Contract	1,444	12.2%	760	684	90.0%
Core Government	215	1.8%	289	(74)	(25.6%)
Professional	1,422	12.0%	991	431	43.5%
Pharmaceutical	979	8.2%	177	802	453.1%
Assisted Living/ Hospitality	569	4.8%	573	(4)	(0.7%)
Other	703	5.9%	680	23	3.4%
Subtotal	11,865	100.0%	9,788	2,077	21.2%
GAAP Adjustment *	90		56	34	60.7%
Revenue Reported	11,955		9,844	2,111	21.4%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended December 31,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 2,390	39.9%	$ 1,280	$ 1,110	86.7%
Distributors	2,316	38.7%	2,155	161	7.5%
Inside and Online Sales	559	9.3%	237	322	135.9%
U.S. Government Contract	722	12.1%	380	342	90.0%
Total Billings By Channel	$ 5,987	100.0%	$ 4,052	$ 1,935	47.8%

	Six-Months Ended December 31,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 4,478	37.7%	$ 3,319	$ 1,159	34.9%
Distributors	4,914	41.4%	5,216	(302)	(5.8%)
Inside and Online Sales	1,029	8.7%	493	536	108.7%
U.S. Government Contract	1,444	12.2%	760	684	90.0%
Total Billings By Channel	$ 11,865	100.0%	$ 9,788	$ 2,077	21.2%

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net Income (loss)	$ 28	$ (807)	$ (297)	$ (1,604)
Income tax (benefit) expense	15	(378)	(161)	(790)
Interest (income) expense	(10)	(15)	(20)	(28)
Depreciation and amortization	278	249	548	499
EBITDA	$ 311	$ (951)	$ 70	$ (1,923)

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax (benefit) expense, interest (income) expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.
CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         Deborah Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com